EXHIBIT 14.1

CODE OF BUSINESS AND ETHICAL CONDUCT

INTRODUCTION

Superior Group of Companies, Inc. strives to conduct business with the highest degree of integrity and honesty. We have adopted this Code of Business and Ethical Conduct (“Code”) in order to promote such behavior, deter wrongdoing, and ensure accountability.

This Code applies to Superior Group of Companies, Inc. and its subsidiaries, and its and their employees, officers, and directors (collectively, the "Company" or "SGC"), as well as to the Company's suppliers, vendors, and business partners, regardless of geographical location. Compliance with the Code is a requisite of employment, affiliation, and engaging in business with the Company. This Code provides guidance regarding the Company's commitment to operating ethically in all of its business dealings. As with many universal codes, some sections and topics may be more relevant to certain functions or departments than to others. However, because just one person’s misconduct can damage the Company's hard-earned reputation and compromise the public’s trust, everyone should become familiar with the entire Code.

This Code is not a comprehensive manual that covers every situation that one might encounter. It is a guide that highlights key issues and identifies policies and resources to help individuals make correct decisions. Specific guidance for Company employees on particular issues also may be found, among other places, in your applicable employee guide or by asking your supervisor. Specific guidance for non-employees on particular issues also may be found in applicable Company policies and procedures, such as the Supplier and Vendor Compliance Manual, a copy of which is available upon request.

§1:     COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

All employees, officers, directors, suppliers, vendors, and business partners must ensure that their own conduct, as well as the conduct of those who report to them, fully complies with all applicable statutes, laws, constitutions, treaties, conventions, administrative interpretations, ordinances, rules, regulations, codes, orders, judgments, or rulings of any foreign, domestic, federal, state, or local governmental authority, quasi-governmental authority, stock market regulator, or stock market (collectively, the "Law") and this Code. If there is a conflict between the Law and this Code, the Law controls. However, if it is simply local custom or policy which conflicts with this Code, the Code controls.

Any employee, officer, or director who violates the Code will be subject to disciplinary action, ranging from warnings to termination or removal, and possible civil

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action or criminal prosecution. If any supplier, vendor, or business partner violates the Code, the Company reserves the right to immediately terminate its business relationship with that entity or person. If anyone is in a situation that he or she believes may violate or lead to a violation of this Code, he or she should follow the guidelines described in the Code.

This Code is not intended as a replacement for legal advice. If an employee, officer, or director has a question about the applicability of any Law or the Code, he or she should contact the General Counsel of SGC. Any supplier, vendor, or business partner should seek legal counsel of its choosing.

§2:     CONFLICTS OF INTEREST

A "conflict of interest" exists when an individual’s private interest interferes, becomes adverse, or even appears to conflict in any way, with the interests of the Company. A conflict situation can arise when an employee, officer, or director takes actions or has interests that may make it difficult to perform his or her work on behalf of the Company in an objective and effective manner. Conflicts of interest also may arise when an employee, officer, director, or member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

It is almost always a conflict of interest for a Company employee to work simultaneously for a customer, supplier, vendor, business partner, or competitor. For that reason, an employee is not allowed to work for a customer, supplier, vendor, business partner, or competitor. The best policy is to avoid any direct or indirect business connection with the Company's customers, suppliers, vendors, business partners, or competitors, except on the Company's behalf. Conflicts of interest are prohibited as a matter of Company policy, except as permitted by guidelines approved by the Corporate Governance, Nominating, and Ethics Committee (or the Audit Committee for conflicts involving Senior Financial Officers, as described below). Conflicts of interest may not always be clear-cut, so if a question or conflict arises, the employee, officer, or director should consult with or inform higher levels of management or the Chief Ethics Officer.

The Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer), and Treasurer, or persons performing similar functions (each, a "Senior Financial Officer") shall handle all actual or apparent conflicts of interest between his or her personal and professional relationships in an ethical and honest manner, and shall disclose in advance to the Chairperson of the Audit Committee any transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest between the Company and such Senior Financial Officer. To the extent that an actual or apparent conflict of interest is deemed to exist, the Chairperson of the Audit Committee shall report the relevant details of such conflict of interest to the Audit Committee. The Audit Committee shall thereafter take such action with respect to the conflict of interest involving a Senior Financial Officer as it deems appropriate. The Audit Committee shall timely inform the Corporate Governance,

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Nominating, and Ethics Committee of the matter and the action, if any, taken by the Audit Committee.

§3:     OUTSIDE EMPLOYMENT

The Company has adopted the following rules and guidelines relating to outside employment, which apply to all SGC employees, including part-time and introductory employees:

•	Before commencing outside employment, each employee must give advance written notice of the outside employment to the Human Resources Department.

•	Outside employment must not interfere with the employee's work performance or work schedule.

•

Employees may not use SGC’s assets, such as its property, facilities, equipment, supplies, IT resources and communication systems (such as computers, networks, e-mail, telephones, or voicemail), time, intellectual property, brand, or reputation in connection with any outside employment.

•

Employees engaging in outside employment must comply with SGC’s applicable policies, such as those pertaining to conflicts of interest, and protection of confidential, proprietary, and trade secret information.

•	Employees may not engage in any outside employment for an employer that competes with SGC.

§4:     INSIDER TRADING

Federal and state securities laws prohibit the purchase, sale, or other trading of a company's securities by persons who are aware of material information about that company that is not generally known by or available to the public. These laws also prohibit persons who are aware of such material-nonpublic information from disclosing this information to others who may trade. Company policy also prohibits such actions. For a more comprehensive statement on insider trading, please view the Company's Insider Trading Policy, a copy of which is available upon request to the General Counsel.

§5:     CORPORATE OPPORTUNITIES

Employees, officers, and directors are prohibited from taking for themselves opportunities that are discovered through the use of Company assets, such as its property or information, or through his or her position without the consent of the Board of Directors. No employee, officer, or director may use his or her position for improper personal gain, and no employee, officer, or director may compete with the Company directly or indirectly. Employees, officers, and directors owe a duty to the Company to advance the Company's legitimate interests when the opportunity to do so arises.

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§6:     COMPETITION AND FAIR DEALING

The Company seeks to outperform competitors fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer, and director should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, vendors, business partners, competitors, and employees. No employee, officer, or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantages. No gift or entertainment ever should be offered, given, provided, or accepted by any Company employee, officer, director, or family member of an employee, officer, or director, or agent unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be reasonably construed as a bribe, kickback, or payoff, and (5) does not violate any Law. As a general guide, our employees, officers, directors, family members of an employee, officer, or director, and agents should not give or accept any business entertainment or gift of a value of more than one hundred dollars ($100.00). Every employee, officer, or director should discuss with his or her supervisor any gift or proposed gift that the employee is not certain is appropriate.

§7:     EQUAL EMPLOYMENT OPPORTUNITY

SGC is an equal opportunity employer and complies with all applicable Laws. SGC strictly prohibits and does not tolerate discrimination or harassment against employees, applicants, or any other covered persons because of race, color, religion, sex, sexual orientation, national origin, age, disability, veteran status, genetic information, or other status protected by applicable Law. This policy applies to all terms and conditions of employment, including, but not limited to, hiring, training, promotion, discipline, compensation, benefits, and termination of employment. No form of unlawful discrimination or harassment, will be tolerated.

The Company requires its suppliers, vendors, and business partners to support equal employment opportunities in their operations.

§8:     HEALTH AND SAFETY

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices, and for reporting accidents, injuries, and unsafe equipment, practices, or conditions.

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§8.1: ILLEGAL DRUGS AND CONTROLLED SUBSTANCES

SGC is committed to maintaining a Drug-Free Workplace and acting in accordance with the Federal Drug-Free Workplace Act. SGC has adopted a Drug-Free Workplace Statement which is applicable to all Company employees and is available upon request.

§9:     RECORD KEEPING

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. It is critical that any impropriety or possible appearance of impropriety be avoided. For example, only the true and actual number of hours worked should be reported. Many employees regularly use business expense accounts, which must be documented and recorded accurately. If an employee is not certain whether an expense is legitimate, the employee should ask his or her supervisor or the Chief Financial Officer.

All of the Company's books, records, accounts, and financial statements must be maintained in reasonable detail, must accurately and fairly reflect the Company's transactions and dispositions of assets, and must conform both to applicable Law and to the Company's system of internal controls.

Compliance with the Company's quality processes and safety requirements is essential. This means all inspection and testing documents must be handled in accordance with all applicable laws and regulations.

Records always should be retained or destroyed according to the Company's record retention policies or practices. Should you have any questions regarding record retention, consult the General Counsel before taking any action. Also the section in this Code entitled "Governmental Reporting Requirements".

§10:    CONFIDENTIALITY

Employees, officers, and directors must maintain the confidentiality of confidential information entrusted to them by the Company and/or its customers, suppliers, vendors, business partners, or other third-parties, except when disclosure is authorized by an appropriate SGC representative or required by Law. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed. The obligation to preserve confidential information continues even after employment ends.

§11:    PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees, officers, and directors should endeavor to protect the Company's assets and ensure their efficient use. Fraud, theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately

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reported to the Human Resources Department. Company assets should be used for legitimate business purposes and should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees, officer, and directors to protect the Company's assets includes its proprietary information. Proprietary information includes, but is not limited to, intellectual property, such as trade secrets, patents, trademarks, service marks, and copyrights, technology, discoveries, ideas, concepts, know-how, methods, techniques, patterns, processes, terminology, styling, markers, structure, marketing and distribution methods, plans, business, marketing and service plans, engineering and manufacturing ideas, designs, specifications, drawings, maps, blueprints, diagrams, analyses, strategies, compilations, studies, databases, records, salary information, customer lists, costs, pricing, and any non-publicly filed or furnished financial data and reports. Unauthorized use or distribution of this information violates Company policy. It also could be illegal and result in civil or criminal penalties against the Company and/or the individuals involved.

§12:    USE OF SOCIAL MEDIA

The use of social media is common in society. It is used in both professional and personal situations. However, use of social media also presents certain risks and carries with it certain responsibilities.

The Company does not intend to limit the lawful use of social media by its employees, officers, and directors. However, the principles and guidelines found in this Code apply to activities online. Any of an individual’s conduct that adversely affects his or her job performance, or that of his or her fellow employees, or otherwise adversely affects employees, shareholders, customers, vendors, suppliers, and business partners or the Company’s legitimate business interests, reputation, goodwill, or otherwise violates the Company’s policies on social media use may result in disciplinary action, up to and including termination.

§13:    UNAUTHORIZED PAYMENTS AND CLAIMS

The Company is committed to abiding by all laws related to unauthorized payments and claims. All employees, officers, directors, suppliers, vendors, and business partners of the Company must comply with the Anti-Kickback Act of 1986, the Federal False Claims Act, and all other unauthorized payment (including anti-kickback) and false claims Laws.

All questions about past, present, or future conduct concerning unauthorized payments (including kickbacks) and false claims should be directed to the Company's General Counsel. All alleged violations of an unauthorized payment and/or false claims law should be reported using the procedures set forth in this Code.

§14:    ANTI-CORRUPTION AND ANTI-BRIBERY

The Company strives to conduct business with the highest degree of integrity and

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honesty. The Company has adopted an Anti-Corruption and Anti-Bribery Policy which is applicable to all Company employees, officers, directors, suppliers, vendors, and business partners and is available upon request.

§15:    FAIR LABOR STANDARDS

The Company is committed to abiding by all applicable labor laws. This commitment also means that the Company will not knowingly enter into an agreement with any supplier, vendor, or business partner who violates applicable labor laws or fails to comply with the requirements of the Supplier and Vendor Compliance Manual.

In order to conduct business with the Company, all suppliers, vendors, and business partners must:

(1)

Affirm that they are not currently in violation of the laws of the jurisdictions in which they operate regarding the payment of wages, overtime, hours of work, child labor, convict and forced labor, and health and safety, among other things, and that they will remain in compliance throughout the duration of our relationship.

(2)	Agree to allow the Company to enter their premises for the purpose of inspecting working conditions.

(3)	Agree to make records and information available to the Company that may help to determine if they are in compliance with applicable laws and regulations.

(4)

Agree that any violation or threatened violation of the Code or the Supplier and Vendor Compliance Manual, including but not limited to, a violation of the Law, is cause for immediate termination by the Company of its contractual and/or business relationship with such supplier or vendor, including with respect to any current orders.

(5)	Comply with all applicable U. S. Customs and Border Protection-related laws and regulations, and with all similar laws and regulations of other applicable jurisdictions.

§16:    POLITICAL ACTIVITIES

The Company strongly believes in the democratic political process and invites all employees, officers, and directors to take part in that process on their own time. However, the Law limits the Company's activities. Therefore, no political contribution of corporate funds or use of corporate property, services, or other assets may be made without the written approval of the General Counsel. This includes indirect expenditures on behalf of a candidate or elected official, such as travel at Company expense and use of telephones and other Company equipment, which may be viewed as a donation. Any questions concerning this subject should be referred to the General Counsel. Under no circumstances may any employee, officer, or director be reimbursed or compensated in any manner for political activities.

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§17:   GOVERNMENTAL REPORTING REQUIREMENTS

Each Senior Financial Officer in all reports and documents the Company files with or submits to the U.S. Securities and Exchange Commission ("SEC") or in other public communications that the Company makes will use his or her best efforts to ensure the timely and understandable disclosure of information that, in all material respects, is full, fair, accurate, objective, and relevant. As part of this undertaking, each Senior Financial Officer periodically will consider the adequacy and effectiveness of the Company's "internal control over financial reporting" and "disclosure controls and procedures" (as such terms are defined or used in rules adopted by the SEC).

Other Company employees shall comply with all applicable governmental reporting requirements on an accurate and timely basis. Copies of all filings with governmental authorities, including but not expressly limited to the SEC, shall be retained in the Company's files until destroyed in accordance with applicable Laws and Company record retention requirements. Every employee, officer, and director may report, anonymously and confidentially, in the manner described in the Company's Whistle Blower policy appearing in this Code, any concerns about the manner in which the Company's financial statements or public reports are prepared, the sufficiency of its internal controls, the honesty or competence of its Senior Financial Officers and other financial management or independent auditors, or any other concerns regarding questionable accounting or auditing matters. We refer to all of these matters collectively as "Questionable Accounting and Auditing Matters."

§18:   CONTRACT NEGOTIATIONS

All certifications and representations to any customer, including the U.S. Government, must be accurate, current, and complete in all respects. Submissions to any customer of a proposal, quotation, or other document or statement that is false, incomplete, or misleading may create civil and/or criminal liability for the Company, the individual, and anyone who condones such a practice. Each employee, officer, director, supplier, vendor, and business partner must be honest, accurate, and complete in every representation made on any claim or certification submitted.

§19:   BID PRACTICES

United States antitrust laws are enacted to promote competition and preserve the free enterprise system. These laws apply to all domestic and certain foreign business transactions by U.S. companies. Pricing, boycotts, and trade association activity present frequent antitrust issues, which require proper action by the Company. All employees, officers, directors, vendors, suppliers, and business partners must follow all antitrust laws and are directed to take special precautions in this area, as the antitrust laws are exceedingly complicated. For example, the actions described below may often constitute infractions of the antitrust laws and should be properly reviewed for antitrust law compliance before taking them:

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(1)

An agreement with one or more competitors to fix prices at any level or other terms and conditions of sale, to allocate customers or markets, to fix levels of production or production quotas, or to boycott a supplier or customer.

(2)	Any form of collusion in the submission of competitive bids (i.e., "bid rigging").

§20:    GOVERNMENT SOURCE SELECTION INFORMATION

Employees, officers, directors, suppliers, vendors, and business partners may not solicit or receive any source selection information, including U.S. Government source selection information, by any means other than through official channels. Source selection information includes, but is not limited to, listings of bid prices before bid openings, listings of proposed costs, source selection plans, technical evaluation plans, technical evaluations or proposals, cost or price evaluations or proposals, competitive range determinations, bid or proposal rankings, reports and evaluation of source selection panels, and other information specifically designated as “source selection information”.

§21:    WAIVERS OF THE CODE OF BUSINESS AND ETHICAL CONDUCT

Any waiver of this Code for an officer or director may be made only by the Board of Directors, and promptly will be disclosed to the Company’s shareholders, along with the reasons for such waiver, as may be required by Law or applicable stock exchange regulation.

§22:    REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Employees, officers, and directors are encouraged to talk to supervisors, managers, or other appropriate personnel when in doubt about the best course of action in a particular situation. Employees, officers, and directors should promptly report any illegal or unethical behavior and any perceived illegal or unethical behavior, including any violation of the Law or this Code, to appropriate personnel as set forth in this Code, such as by using the procedure outlined in the Company's Whistle Blower policy included in this Code. It is the policy of the Company not to allow retaliation for reports of misconduct made in good faith by employees, officers, or directors. Employees, officers, and directors are expected to cooperate in internal investigations of misconduct.

If any person believes that an officer or director has violated or is about to violate this Code or the Law, or is being asked to violate this Code or any Law in the performance of his or her duties for the Company, he or she should promptly report the matter to the Chairperson of the Corporate Governance, Nominating, and Ethics Committee (or the Audit Committee if the person is a Senior Financial Officer or the Audit Committee is otherwise listed as the reporting entity in this Code). The Chairperson of the Corporate Governance, Nominating, and Ethics Committee (or Audit Committee, if applicable)will take appropriate steps to maintain the confidentiality of the reporting person's identity, to the extent that the Chairperson can do so consistent with Company policy and the Law. The Chairperson of the Corporate Governance, Nominating, and Ethics Committee (or Audit Committee, if applicable) also will promptly report the matter to the full Corporate Governance, Nominating, and Ethics Committee (or full

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Audit Committee, if applicable). Anyone may report violations of this Code or the Law on an anonymous basis. No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code or the Law.

§23:    COMPLIANCE PROCEDURES

Sometimes it is difficult to know right from wrong. Because we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem.

These are the steps to keep in mind:

Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

Ask yourself: What am I being asked to do? Does it seem unethical or improper? This will help you focus on the specific question you are faced with and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper seek guidance from your supervisor or another appropriate resource.

Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

Discuss the problem with your supervisor. In many cases your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision making process. It is your supervisor's responsibility to help solve problems.

Seek help from Company resources.

(1)

In the rare case in which it may not be appropriate to discuss an issue with your supervisor or in which you do not feel comfortable approaching your supervisor with your question, discuss it with your local office manager or the head of Human Resources.

(2)

You also may contact the Company's Chief Ethics Officer via the Company's Ethics Hotline at 800-632-2252 or the Chairperson of the Corporate Governance, Nominating, and Ethics Committee at Superior Group of Companies, Inc., c/o Corporate Governance, Nominating, and Ethics Committee Chairperson, 10055 Seminole Blvd., Seminole, FL 33772; GovernanceChair@superioruniformgroup.com; or 727-865-4252, or, if your concern involves conduct by a Senior Financial Officer or a Questionable Accounting and Auditing Matter, you may contact the Chairperson of the Audit Committee directly at Superior Group of Companies, Inc., c/o Audit Committee Chairperson, 10055 Seminole Blvd., Seminole, FL 33772; AuditChair@superioruniformgroup.com; or 727-865-4255.

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(3)

If you prefer, you may notify the Company of your concerns through the procedures established in the Whistle Blower policy appearing below. You may report ethical violations in confidence and without fear of retaliation.

(4)

You also may submit a report, including if related to Questionable Accounting and Auditing Matters, anonymously by following the procedures specified for the Safe 2 Say Program in the Whistle Blower policy. The Company does not permit retaliation of any kind against employees, officers, or directors for good faith reports of ethical violations or violations of this Code or the Law.

Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

§24:    INTERPRETATION AND ENFORCEMENT

Except as provided for in this Code, the Company's managers and supervisors are responsible for the day-to-day administration of this Code and the Company's Chief Ethics Officer is responsible for all questions regarding the interpretation or application of this Code that involve non-officer employees and non-director employees and which do not pertain to Questionable Accounting and Auditing Matters. The Company's Corporate Governance, Nominating, and Ethics Committee is responsible for all questions regarding the interpretation or application of this Code with respect to any officer or director (other than for Senior Financial Officers, as described above). The Company’s Audit Committee is responsible for all questions regarding the interpretation or application of this Code with respect to any Questionable Accounting and Auditing Matters. The Chief Ethics Officer, Corporate Governance, Nominating, and Ethics Committee, or Audit Committee, as applicable, will investigate the matter to determine whether disciplinary action is warranted.

If the Company's Chief Ethics Officer determines that he or she is not able to resolve any question regarding the interpretation or application of this Code, then such question will be directed by the Chief Ethics Officer to the Chairperson of the appropriate Board of Directors Committee for appropriate handling.

The Company's Corporate Governance, Nominating, and Ethics Committee is responsible for reviewing and updating periodically the Code and monitoring the Company's compliance with it.

§25:    WHISTLE BLOWER

Taking action to prevent problems is a part of our Company culture. You are encouraged to report your concerns if you observe possible unethical or illegal conduct, without regard to the identity or position of the suspected offender.

In addition to any other methods specified in this Code, employees and others may choose any of the following methods of reporting suspected violations of Law, this Code, or other policy, or other wrongdoing, as well as any concerns regarding Questionable Accounting and Auditing Matters:

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•	Report the matter to your supervisor; or
•	Report the matter to the Company's CEO, CFO, or Controller; or
•	Contact the Company's Chief Ethics Officer via the Company's Ethics Hotline at 800-632-2252; or
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Report the matter directly to the Chairperson of the Audit Committee. You may contact the Chairperson of the Audit Committee at Superior Group of Companies, Inc., c/o Audit Committee Chairperson, 10055 Seminole Blvd., Seminole, FL 33772; AuditChair@superioruniformgroup.com; or 727-865-4255; or

•

Report the matter anonymously through SGC’s Safe 2 Say Program by dialing 800-338-2327. A trained operator is on call twenty-four (24) hours a day, seven days a week. You will not be asked to give your name and your telephone call will not be recorded.

[Acknowledgment of Receipt and Understanding Page to Follow]

Last Updated: August 3, 2018

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ACKNOWLEDGMENT OF RECEIPT AND UNDERSTANDING

By my signature below, I acknowledge that I have received a copy of the Company's Code of Business and Ethical Conduct, dated August 3, 2018 (the "Code"), and that I will promptly familiarize myself with its contents. I understand that if I have any questions regarding the Code or its requirements, I will promptly consult the specified appropriate person for guidance. I understand the critical importance of following the Code, and I agree to adhere to the Code in all respects in the performance of my duties. I further understand that my failure to comply with the Code may result in disciplinary action against me, up to and including termination of employment or removal.

I certify to the Company that I am not in violation of the Code.

Signature:

Name:

Date: